Prospectus Supplement No. 2 to Prospectus dated January 2, 2008

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-146215

Catcher Holdings, Inc.

Supplement No. 2

to

Prospectus Dated January 2, 2008

This is a Supplement to our Prospectus, dated January 2, 2008, with respect to the offer and sale of up to 1,598,807 shares of common stock and 5,319,307 shares of common stock underlying Secured Convertible Promissory Notes by the selling stockholders listed in the Prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.

We develop, market and sell the CATCHER™ device, a ruggedized portable computer built to military standards that incorporates voice, video, data, and biometric information with multiple wireless and wired communications capabilities. We expect the device to be part of the worldwide enterprise mobile device platform marketplace, which is comprised of commercial-grade, semi-rugged/rugged and fully rugged form products.

Our common stock is quoted on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “CTHH.” On January 3, 2008 the last sale price for our common stock on the OTC Bulletin Board was $0.54.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2008

Information Concerning Selling Stockholders

The information in the table appearing under the caption “Selling Stockholders” commencing on page 48 of the prospectus, as supplemented by prospectus supplement no. 1, is amended and replaced in its entirety with the information below.

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Lacuna Hedge Fund, LLLP 1100 Spruce Street Suite 202 Boulder, CO 80302	1,182,906	(2)	4.10%	1,182,906	—	*
Aequitas Catalyst Fund, LLC 5300 Meadows Rd Suite 400 Lake Oswego, OR 97035	1,175,000	(3)	4.10%	1,175,000	—	*
Stephen Shea 517 Boston Neck Rd. Suffield, CT 06078	1,175,000	(4)	4.10%	1,175,000	—	*
Kim Baker 86 Chester Rd. Middlefield, MA 02143	1,175,000	(5)	4.10%	1,175,000	—	*
Sandor Capital Master Fund, LP 2828 Routh Street, Suite 500 Dallas, Texas, 75201	1,476,325	(6)	5.10%	476,325	1,000,000	3.50%

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Robert Prag 2455 El Amigo Road Del Mar, CA 92014	446,114	(7)	1.05%	357,052	89,062	*
Mattison Euroinvest, Ltd. c/o Budin & Partners 20 Rue Senebier PO Box 166 Geneva, Switzerland Channel 1211	470,919	(8)	1.60%	313,640	108,129	*
GRQ Consultants, Inc. Defined Benefit Plan c/o Barry Honig 3269 Harrington Drive Boca Raton, FL 33496	238,163	(9)	*	238,163	—	*
Agile Partners, L.P. 3500 Alameda De Las Pulgas Suite 200 Menlo Park, CA 94025	1,092,419	(10)	3.78%	117,500	974,919	3.37%
Robert J. Dobrient 1845 Woodall Rodgers Ste 1725 Dallas, TX 75201	325,000	(11)	1.12%	117,500	207,500	*
Jasperson FLP I, Ltd. 4807 Crooked Ln. Dallas, TX 75229	117,500	(12)	*	117,500	—	*
Jose Gervais 1616 Paseo Del Mar Palos Verdes Estates, CA 90274	1,126,325	(13)	3.90%	105,000	1,021,325	3.53%
Joseph Noel 1125B Arnold Drive Suite 168 Martinez, CA 94553	75,000		*	75,000	—	*
Dana Polli 2569 VT Route 3 Florence, VT 05744	470,000	(14)	1.63%	70,000	400,000	1.38%
John Dinkle 20 Glenn St. Irvine, CA 92620	352,500	(15)	1.22%	52,500	300,000	1.03%
Union Atlantic Capital LC 1215 Hightower Trail Suite B220 Atlanta, GA 30350	35,112	(21)	*	35,112	—	*
BallyShannon Partners, L.P. 325 Bryn Mawr Avenue Bryn Mawr, PA 19010	670,587	(16)	2.32%	35,000	635,587	2.20%
Jules B. Prag 220 West 8th St. Claremont, CA 91711	20,388		*	20,388	—	*
Jay Seid c/o Emerging Growth Equities 1150 First Avenue, Suite 600 King of Prussia, PA 19406	311,400	(17)	1.07%	17,500	293,900	1.02%
Robert Frome OGFRW 65 East 55th St. 2nd Floor NewYork, NY 10022	117,500	(18)	*	17,500	100,000	*

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	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent(1)		Number	Percent
Bryan T. Smyth trustee the Prag Children’s Trust FBO Andrew J. Prag 2455 El Amigo Road Del Mar, CA 92014	10,000		*	10,000	—	*
Bryan T. Smyth trustee the Prag Children’s Trust FBO Robert B. Prag, Jr. 2455 El Amigo Road Del Mar, CA 92014	10,000		*	10,000	—	*
Union Atlantic LC c/o Leonard Sokolow 3300 PGA Blvd. Suite 810 Palm Beach Gardens, FL 33410	8,778	(22)	*	8,778	—	*
Greg J. Berlacher 1150 First Ave. #600 King of Prussia, PA 19406	238,750	(19)	*	8,750	230,000	*
BallyShannon Family Partnership 325 Bryn Mawr Avenue Bryn Mawr, PA 19010	245,000	(20)	*	7,000	238,000	*

*	Less than one percent.
(1)	Percentage ownership is based on 24,519,135 shares of our common stock outstanding as of December 17, 2007.
(2)	Includes 1,007,906 shares issuable upon conversion of a Secured Convertible Promissory note. Rawleigh Ralls has voting and dispositive power on behalf of Lacuna Hedge Fund, LLLP.
(3)	Includes 1,000,000 shares issuable upon conversion of a Secured Convertible Promissory note. Robert Jesenick has voting and dispositive power on behalf of Aequitas, Capital Management, Inc.
(4)	Includes 1,000,000shares issuable upon conversion of a Secured Convertible Promissory note.
(5)	Includes 1,000,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(6)	Includes (i) 250,000 shares issuable upon exercise of Series C Warrants currently outstanding, (ii) 250,000 shares issuable upon exercise of Series E Warrants outstanding, and (iii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note. John Lemak has voting and dispositive power on behalf of Sandor Capital Master Fund, LP.
(7)	Includes 200,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(8)	Includes 200,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(9)	Includes 203,163 shares issuable upon conversion of a Secured Convertible Promissory note. Barry Honig has voting and dispositive power on behalf of GRQ Consultants, Inc. Defined Benefit Plan.
(10)	Includes (i) 324,973 shares issuable upon exercise of Series B Warrants currently outstanding, (ii) 324,973 shares issuable upon exercise of Series C Warrants outstanding, and (iii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note. Scott Cummings has voting and dispositive power on behalf of Agile Partners, L.P.
(11)	Includes (i) 50,000 shares issuable upon exercise of Series E Warrants currently outstanding, and (ii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(12)	Includes 100,000 shares issuable upon conversion of a Secured Convertible Promissory note. Bill Jaspersen has voting and dispositive power on behalf of Jaspersen, FLP I, Ltd.
(13)	Includes (i) 100,000 shares issuable upon exercise of Series E Warrants currently outstanding, and (ii) 606,325 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(14)	Includes 400,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(15)	Includes 300,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(16)	Includes (i) 72,598 shares issuable upon exercise of Series C Warrants currently outstanding; and (ii) 72,598 shares issuable upon exercise of Series E Warrants outstanding. Bruce Tecker has voting and dispositive power on behalf of BallyShannon Partners, L.P.
(17)	Includes (i) 16,500 shares issuable upon exercise of Series C Warrants currently outstanding, (ii) 49,500 shares issuable upon exercise of Series E Warrants outstanding, and (iii) 100,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(18)	Includes 100,000 shares issuable upon conversion of a Secured Convertible Promissory note.
(19)	Includes (i) 30,000 shares issuable upon exercise of Series C Warrants currently outstanding, (ii) 30,000 shares issuable upon exercise of Series C Warrants outstanding, and (iii) 50,000 shares of common stock issuable upon the conversion of a Secured Convertible Promissory note.
(20)	Includes (i) 33,000 shares issuable upon exercise of Series C Warrants currently outstanding; (ii) 33,000 shares issuable upon exercise of Series E Warrants outstanding and (iii) 100,000 shares issuable upon conversion of a Secured Convertible Promissory note. Bruce Tecker has voting and dispositive power on behalf of BallyShannon Partners, L.P.
(21)	Paul Mannion has voting and dispositive power on behalf of Union Atlantic Capital LC.
(22)	Len Sokolow has voting and dispositive power on behalf of Union Atlantic LC.

Information about other documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated January 4, 2008

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